Service Corporation International Announces First Quarter 2017 Financial Results And Comments On Outlook For 2017

- Conference call on Thursday, April 27, 2017, at 8:00 a.m. Central Time.

HOUSTON, April 26, 2017 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, reported results for the first quarter of 2017. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended March 31,
	2017	2016
Revenue	$777.7	$749.2
Operating income	$139.6	$123.7
Net income attributable to common stockholders	$174.7	$47.4
Diluted earnings per share	$0.91	$0.24
Earnings from continuing operations excluding special items(1)	$73.0	$55.3
Diluted earnings per share from continuing operations excluding special items(1)	$0.38	$0.28
Diluted weighted average shares outstanding	192.9	198.0
Net cash provided by operating activities	$188.4	$184.8
Net cash provided by operating activities excluding special items(1)	$188.4	$190.0

(1)

Earnings from continuing operations excluding special items, diluted earnings per share from continuing operations excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share were $0.91 in the first quarter of 2017 compared to $0.24 in the first quarter of 2016. The first quarter of 2017 was positively impacted by the settlement of IRS tax audits related to tax years 1999 through 2005 and net gains on business dispositions partially offset by charges related to certain pension termination settlements. Diluted earnings per share excluding special items were $0.38 in the first quarter of 2017 compared to $0.28 in the first quarter of 2016. The increase in diluted earnings per share excluding special items was primarily driven by higher operating profits led by a double digit increase in cemetery sales production and higher funeral services performed. These results were also bolstered by a lower tax rate, lower interest expense, and fewer shares outstanding resulting from our ongoing share repurchase program.
  Net cash provided by operating activities was $188.4 million in the first quarter of 2017 compared to $184.8 million in the first quarter of 2016. The first quarter of 2016 was impacted by system transition costs and excess tax benefits from share-based awards which reduced cash provided by operating activities. Net cash provided by operating activities excluding special items above was $188.4 million in the first quarter of 2017 compared to $190.0 million in the prior year quarter. The cash flow generated from earnings growth in the first quarter of 2017 was primarily offset by higher expected cash tax and interest payments.
  During the first quarter, we returned $107.9 million to shareholders through share repurchases and dividends and deployed $33.2 million of capital to accretive acquisitions.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the first quarter of 2017:

"We are extremely proud of the operating performance of our businesses during the first quarter which delivered an impressive 36% improvement in adjusted earnings per share. Strong preneed cemetery sales production and an increase in funeral services performed were the primary factors that drove the earnings improvement for the quarter. We will focus on maintaining our current momentum to deliver solid operating results and substantial cash flows for the remainder of 2017. Based on our impressive first quarter operational performance and lower tax rate, we now believe we will achieve adjusted earnings per share growth in the upper end of our 2017 guidance range of $1.29 to $1.43 per share. Our results could not have been achieved without the hard work and dedication of our entire team, and I thank all 23,000 associates for their efforts and continued focus on delivering extraordinary service to our client families. We believe our long-term growth strategy is on track as we continue to grow revenue, leverage our unparalleled scale, and deploy our capital wisely to enhance shareholder value."

OUTLOOK FOR 2017

The ranges detailed below are consistent with our previously reported outlook for 2017 and are in line with our adjusted EPS long-term growth framework of 8-12% after considering special items in 2016. We now believe that our performance in 2017 will result in adjusted EPS at the upper end of this full year 2017 range. Our outlook for adjusted operating cash flow remains consistent and reflects an anticipated $40 - $45 million increase in cash taxes, as we expect our cash tax rate to approximate our effective tax rate adjusted for the IRS settlement.

(In millions, except per share amounts)	2017 Outlook
Diluted earnings per share from continuing operations excluding special items (Adjusted EPS)(1)	$1.29 to $1.43
Net cash provided by operating activities excluding special items (Adjusted operating cash flow)(1)	$465 to $505
Capital improvements at existing facilities and cemetery development expenditures	Approximately $180

(1)

Diluted earnings per share from continuing operations excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2017 excludes the following because this information is not currently available for 2017: Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS settlement payments, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures and potential tax reserve adjustments, could materially impact our forward-looking diluted EPS and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

REVIEW OF RESULTS FOR FIRST QUARTER 2017

Consolidated Segment Results
(See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended March 31,
	2017	2016
Funeral:
Atneed revenue	$271.8	$277.6
Matured preneed revenue	151.8	139.3
Core revenue	423.6	416.9
Non-funeral home revenue	12.3	11.4
Recognized preneed revenue	32.1	29.0
Other revenue	30.8	34.9
Total revenue	$498.8	$492.2

Operating profit	$112.6	$107.2
Operating margin percentage	22.6%	21.8%

Funeral services performed	82,918	82,198
Average revenue per service	5,257	$5,211

Cemetery:
Atneed revenue	$81.6	$77.6
Recognized preneed revenue	177.9	153.4
Core revenue	259.5	231.0
Other revenue	19.4	26.0
Total revenue	$278.9	$257.0

Operating profit	$64.6	$55.7
Operating margin percentage	23.2%	21.7%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended March 31, 2017 and 2016. We consider comparable operations to be those owned for the entire period beginning January 1, 2016 and ending March 31, 2017.

(Dollars in millions, except average revenue per service and average revenue per contract sold)

	Three Months Ended March 31,
	2017	2016	$	%
Comparable revenue:
Atneed revenue(1)	$267.6	$271.8	$(4.2)	(1.5)%
Matured preneed revenue(2)	150.0	136.3	13.7	10.1%
Core revenue(3)	417.6	408.1	9.5	2.3%
Non-funeral home revenue(4)	12.3	11.4	0.9	7.9%
Recognized preneed revenue(5)	32.1	28.8	3.3	11.5%
Other revenue(6)	30.0	33.7	(3.7)	(11.0)%
Total comparable revenue	$492.0	$482.0	$10.0	2.1%

Comparable operating profit	$111.8	$105.8	$6.0	5.7%
Comparable operating margin percentage	22.7%	22.0%	0.7%	3.2%

Comparable funeral services performed:
Atneed	45,832	46,699	(867)	(1.9)%
Matured preneed	25,632	23,979	1,653	6.9%
Total core	71,464	70,678	786	1.1%
Non-funeral home	10,653	10,086	567	5.6%
Total comparable funeral services performed	82,117	80,764	1,353	1.7%
Core cremation rate	46.6%	45.5%	1.1%	2.4%
Total comparable cremation rate	53.4%	52.2%	1.2%	2.3%

Comparable average revenue per service:
Atneed	$5,839	$5,820	$19	0.3%
Matured preneed	5,852	5,684	168	3.0%
Total core	5,844	5,774	70	1.2%
Non-funeral home	1,155	1,130	25	2.2%
Total comparable average revenue per service	$5,235	$5,194	$41	0.8%

Comparable preneed sales production:
Total preneed sales	$210.3	$206.5	$3.8	1.8%
Core contracts sold	27,073	27,840	(767)	(2.8)%
Non-funeral home contracts sold	19,530	18,008	1,522	8.5%
Core revenue per contract sold	$6,088	$6,004	$84	1.4%
Non-funeral home revenue per contract sold	$2,331	$2,186	$145	6.6%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.
(2)	Matured preneed revenue represents merchandise and services sold on a preneed contract through one of our funeral homes and delivered or performed once death has occurred.
(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract and delivered or performed once death has occurred through one of our funeral homes.
(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.
(5)	Recognized preneed revenue represents merchandise and travel protection sold on a preneed contract and delivered before death has occurred.
(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue increased by $10.0 million, or 2.1%, in the first quarter of 2017 compared to the same period of 2016. An increase in core revenue and recognized preneed revenue was partially offset by a decline in general agency revenue due to lower preneed funeral insurance production.
  The $9.5 million core revenue increase was primarily the result of a 1.1% increase in core funeral services performed. Core average revenue per service increased 1.2% during the first quarter of 2017. Organic sales average growth of 1.9% was somewhat offset by a 110 basis point increase in the core cremation mix to 46.6%.
  Recognized preneed revenue increased $3.3 million, or 11.5%, primarily driven by an increase in both the number of contracts sold through our non-funeral home sales channel and the average price per contract.
  Comparable funeral operating profit increased $6.0 million to $111.8 million and the operating margin percentage increased 70 basis points to 22.7%. The $6.0 million increase in comparable funeral operating profit was generally in line with our expectations based on the $10.0 million increase in comparable funeral revenue when taking into account our fixed cost structure in our comparable funeral operations.
  Comparable preneed funeral sales production increased $3.8 million, or 1.8%, in the first quarter of 2017 compared to 2016, primarily due to continued growth from our non-funeral home sales channel.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended March 31, 2017 and 2016. We consider comparable operations to be those owned for the entire period beginning January 1, 2016 and ending March 31, 2017.

(Dollars in millions)	Three Months Ended March 31,
	2017	2016	$	%
Comparable revenue:
Atneed revenue(1)	$81.2	$77.6	$3.6	4.6%
Recognized preneed revenue(2)	177.5	153.2	24.3	15.9%
Core revenue(3)	258.7	230.8	27.9	12.1%
Other revenue(4)	19.2	26.0	(6.8)	(26.2)%
Total comparable revenue	$277.9	$256.8	$21.1	8.2%

Comparable operating profit	$64.3	$55.6	$8.7	15.6%
Comparable operating margin percentage	23.1%	21.7%	1.4%	6.5%

Comparable preneed and atneed sales production:
Property	$157.0	$136.9	$20.1	14.7%
Merchandise and services	134.9	127.5	7.4	5.8%
Other	(1.7)	(2.2)	0.5	22.7%
Preneed and atneed sales production	$290.2	$262.2	$28.0	10.7%
Preneed property production	$132.0	$115.7	$16.3	14.1%

Recognition rate(5)	89.1%	88.0%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.
(2)

Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract that have been delivered or performed as well as the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.
(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.
(5)	Represents the ratio of current period core revenue recognition stated as a percentage of current period preneed and atneed sales production.
  Comparable cemetery revenue grew $21.1 million, or 8.2%, in the first quarter of 2017 compared to 2016, led by an increase in recognized preneed revenue of $24.3 million, or 15.9%.
  Comparable preneed cemetery sales production increased $23.8 million, or 13.0%, quarter over quarter. The growth over the prior year quarter is due primarily to the continued momentum of our sales team selling into developed inventory projects completed at the end of 2016.
  Comparable other cemetery revenue declined $6.8 million reflecting the $7.2 million of perpetual care trust capital gain distributions received in the prior year quarter that did not reoccur in the current quarter.
  Comparable cemetery operating profit increased $8.7 million to $64.3 million and the operating margin percentage increased 140 basis points to 23.1%. The $8.7 million increase in comparable cemetery operating profit was the result of high margin core revenue growth of $27.9 million when taking into account our fixed cost structure offset by the decline in the other cemetery revenue.

Other Financial Results

  General and administrative expenses increased $3.6 million to $42.5 million in the first quarter of 2017. The current quarter includes an increase of $11.6 million due to certain pension termination settlements. The prior year quarter included $4.1 million of system transition costs primarily related to our 2016 implementation of a new general ledger system and $5.5 million related to the write off of debt costs associated with previous acquisitions. Excluding these costs in both periods, general and administrative expenses increased $1.6 million compared to prior year quarter due to increased costs primarily related to the company's long-term incentive compensation program tied to improvements in total shareholder return.
  Interest expense decreased $2.4 million to $40.6 million in the first quarter of 2017 as we benefited from the debt refinancings over the past year which increased our proportion of lower variable rate debt.
  The effective income tax rate for the first quarter of 2017 was a benefit of 77.4%, down from the full year rate of 40.5% for 2016, primarily due to our recent IRS tax settlement(A). Our adjusted effective income tax rate was 30.6% in the first quarter of 2017 compared to 38.7% in the prior year quarter. The reduction in our adjusted effective income tax rate was a result of tax benefits recognized during the quarter on the settlement of employee share-based awards in accordance with a revised accounting standard for share-based compensation (B).
Footnotes
(A)

We reached an agreement in principle with the Internal Revenue Service to resolve the issues under audit with respect to tax years 1999 through 2005. On March 2, 2017, we received from the IRS Office of Appeals the fully executed Form 870-AD, which, subject to finalization of computations, effectively settles the issues under audit for those years.  As a result of this resolution, we recognized a reduction in our uncertain tax reserves of $143.0 million of which $102.5 million was recognized as an income tax benefit during the quarter for the matters that were effectively settled with an increase in our taxes payable of $40.5 million.

(B)

In the first quarter of 2017, as required, the Company adopted ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment Accounting," which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. This ASU guidance also eliminates the requirement to reclassify excess tax benefits from operating activities to financing activities within the statement of cash flows. The impact of the restricted stock deliveries and option exercises in the first quarter of 2017 was a reduction to our adjusted provision for income taxes of $6.4 million, which had the effect of increasing our diluted earnings per share from continuing operations excluding special items by $0.03 per share.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as adjusted operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended March 31,
	2017	2016
Net cash provided by operating activities, as reported	$188.4	$184.8
Excess tax benefits from share-based awards	—	2.3
System transition costs	—	2.9
Net cash provided by operating activities excluding special items	$188.4	$190.0
Cash taxes included in net cash provided by operating activities excluding special items	$19.0	$7.1

Net cash provided by operating activities excluding special items was $188.4 million in the first quarter of 2017 compared to $190.0 million in the prior year quarter. The cash flow generated from increased earnings growth in the quarter was primarily offset by expected increases in cash taxes of $11.9 million and cash interest of $4.0 million.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended March 31,
	2017	2016
Capital improvements at existing locations	$17.5	$19.0
Development of cemetery property	17.1	19.7
Subtotal	34.6	38.7
Construction of new funeral home facilities	5.6	3.0
Total capital expenditures	$40.2	$41.7

Total capital expenditures decreased slightly in the current quarter by $1.5 million as a result of the timing of capital deployed throughout the year.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses, interest, and dividends. A summary of our consolidated trust fund returns for the three months ended March 31, 2017 is set forth below:

Three Months
Preneed funeral	4.4%
Preneed cemetery	4.8%
Cemetery perpetual care	2.5%
Combined trust funds	3.9%

NON-GAAP FINANCIAL MEASURES

Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings from continuing operations excluding special items and our GAAP diluted earnings per share to diluted earnings per share from continuing operations excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended March 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$174.7	$0.91	$47.4	$0.24
Pre-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	(4.9)	(0.03)	0.3	—
Losses on early extinguishment of debt	—	—	0.6	—
Acquisition and integration costs	—	—	5.5	0.03
System transition costs	—	—	4.1	0.02
Pension termination settlements	11.6	0.06	—	—
Tax reconciling items:
Tax benefit from special items noted above	(2.4)	(0.01)	(3.7)	(0.02)
Change in certain tax reserves and other (1)	(106.0)	(0.55)	1.1	0.01
Earnings from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items	$73.0	$0.38	$55.3	$0.28

Diluted weighted average shares outstanding (in thousands)		192,867		198,030

(1)	2017 is primarily impacted by the settlement of IRS tax audits related to tax years 1999-2005. Please see our Form 8-K filed on March 6, 2017 for more information.

Conference Call and Webcast

We will host a conference call on Thursday, April 27, 2017, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (847) 619-6396 with the passcode of 44757174. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through May 4, 2017 and can be accessed at (630) 652-3042 with the passcode of 44757174#. Additionally, a replay of the conference call will be available on our website for approximately two weeks.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds in order to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, and profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, gross profit and cash flows.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice legal claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance and large deductibles in managing our exposure to certain inherent risks, as such, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and our financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2016 Annual Report on Form 10-K/A and as updated in our Form 10-Q filings. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At March 31, 2017, we owned and operated 1,500 funeral homes and 475 cemeteries (of which 283 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Managing Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	March 31,
	2017	2016
	(In thousands, except per share amounts)
Revenue	$777,710	$749,219
Costs and expenses	(600,545)	(586,296)
Operating profit	177,165	162,923
General and administrative expenses	(42,504)	(38,904)
Gains (losses) on divestitures and impairment charges, net	4,935	(347)
Operating income	139,596	123,672
Interest expense	(40,636)	(43,082)
Loss on early extinguishment of debt	—	(581)
Other expense, net	(434)	(242)
Income before income taxes	98,526	79,767
Benefit from (provision for) income taxes	76,223	(32,313)
Net income	174,749	47,454
Net income attributable to noncontrolling interests	(47)	(9)
Net income attributable to common stockholders	$174,702	$47,445
Basic earnings per share:
Net income attributable to common stockholders	$0.93	$0.24
Basic weighted average number of shares	188,260	194,924
Diluted earnings per share:
Net income attributable to common stockholders	$0.91	$0.24
Diluted weighted average number of shares	192,867	198,030
Dividends declared per share	$0.13	$0.12

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET

	March 31, 2017	December 31, 2016
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$238,254	$194,986
Receivables, net	86,946	98,455
Inventories	27,375	26,431
Other	38,182	34,524
Total current assets	390,757	354,396
Preneed funeral receivables, net and trust investments	1,862,655	1,817,445
Preneed cemetery receivables, net and trust investments	2,581,745	2,487,720
Cemetery property	1,782,731	1,776,935
Property and equipment, net	1,810,347	1,827,587
Goodwill	1,805,590	1,799,081
Deferred charges and other assets	584,406	567,520
Cemetery perpetual care trust investments	1,440,935	1,407,465
Total assets	$12,259,166	$12,038,149

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$477,002	$439,936
Current maturities of long-term debt	63,606	89,974
Income taxes payable	72,382	7,960
Total current liabilities	612,990	537,870
Long-term debt	3,224,653	3,196,616
Deferred preneed funeral revenue	580,676	581,280
Deferred preneed cemetery revenue	1,180,388	1,150,137
Deferred tax liability	446,086	454,638
Other liabilities	362,338	510,322
Deferred preneed receipts held in trust	3,226,020	3,103,796
Care trusts' corpus	1,442,265	1,408,243
Commitments and contingencies (Note 12)
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 196,761,485 and 195,403,644 shares issued, respectively, and 187,949,951 and 189,405,244 shares outstanding, respectively	187,950	189,405
Capital in excess of par value	968,194	990,203
Retained earnings (accumulated deficit)	5,369	(103,387)
Accumulated other comprehensive income	19,656	16,492
Total common stockholders' equity	1,181,169	1,092,713
Noncontrolling interests	2,581	2,534
Total equity	1,183,750	1,095,247
Total liabilities and equity	$12,259,166	$12,038,149

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except share amounts)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$174,749	$47,454
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	—	581
Depreciation and amortization	38,043	35,834
Amortization of intangible assets	6,844	7,667
Amortization of cemetery property	13,881	13,599
Amortization of loan costs	1,433	1,615
Provision for doubtful accounts	2,484	538
Benefit from deferred income taxes	(149,585)	(1,291)
(Gain) loss on divestitures and impairment charges, net	(4,935)	347
Share-based compensation	3,633	3,067
Excess tax benefits from share-based awards	—	(2,258)
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	10,959	9,340
(Increase) decrease in other assets	(4,858)	1,598
Increase in payables and other liabilities	86,596	56,062
Effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables, net and trust investments	(790)	3,146
Decrease in deferred preneed funeral revenue	(3,198)	(599)
Decrease in deferred preneed funeral receipts held in trust	(5,263)	(10,273)
Effect of cemetery production and deliveries:
Increase in preneed cemetery receivables, net and trust investments	(9,453)	(7,869)
Increase in deferred preneed cemetery revenue	26,599	22,286
Increase in deferred preneed cemetery receipts held in trust	1,244	3,918
Net cash provided by operating activities	188,383	184,762
Cash flows from investing activities:
Capital expenditures	(40,150)	(41,708)
Acquisitions	(19,327)	(56)
Proceeds from divestitures and sales of property and equipment	3,148	10,164
Net withdrawals of restricted funds	—	5,120
Net cash used in investing activities	(56,329)	(26,480)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	35,000	590,000
Debt issuance costs	—	(5,035)
Payments of debt	(8,787)	(10,054)
Early extinguishment of debt	—	(580,483)
Principal payments on capital leases	(21,055)	(8,156)
Proceeds from exercise of stock options	15,261	3,133
Excess tax benefits from share-based awards	—	2,258
Purchase of Company common stock	(83,460)	(54,632)
Payments of dividends	(24,433)	(23,324)
Bank overdrafts and other	(2,096)	1,369
Net cash used in financing activities	(89,570)	(84,924)
Effect of foreign currency on cash and cash equivalents	784	5,548
Net increase in cash and cash equivalents	43,268	78,906
Cash and cash equivalents at beginning of period	194,986	134,599
Cash and cash equivalents at end of period	$238,254	$213,505